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                                                                   EXHIBIT 10.13

                           LOAN TERMINATION AGREEMENT

     THIS LOAN TERMINATION AGREEMENT is made and entered into effective as of December 27, 2002 between Kevin G. Kerns ("Kerns") and Apropos Technology, Inc., an Illinois corporation ("Apropos").

     WHEREAS, Apropos provided loan financing to Kerns, as evidenced by his Promissory Note to Apropos entered into on April 18, 2001 (the "Promissory Note"), in the amount of $616,000 for the purposes of assisting Kerns in paying the alternative minimum tax ("AMT") resulting from the exercise of his incentive stock options;

     WHEREAS, Kerns pledged 311,111 shares of his Apropos common stock (the "Pledged Shares") as collateral for the repayment of the Promissory Note under the terms of the Executive Stock Pledge, Security and Retention Agreement between the parties dated April 18, 2001 (the "Pledge Agreement");

     WHEREAS, the Pledged Shares no longer adequately secure repayment of the Promissory Note;

     WHEREAS, Apropos has applied the fair market value of the Pledged Shares at Kerns' direction under Section 8 of the Pledge Agreement against Kerns' repayment obligations under the Promissory Note as of December 27, 2002; and

     WHEREAS, the Board of Directors has determined that it is in Apropos' best interests to terminate the Promissory Note at this time.

     In consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Kerns and Apropos agree as follows:

1. Apropos hereby immediately releases Kerns from any further obligation to pay the outstanding balance of principal and interest under the Promissory Note that remains after the fair market value of the Pledged Stock is applied against the Promissory Note. Apropos shall execute and record any instruments and documents required to evidence the termination of the Promissory Note.

2. Apropos shall pay a cash amount (the "Gross-Up Payment") not later than December 31, 2002 sufficient to gross up Kerns for the tax consequences associated with termination of the Promissory Note described in Paragraph 1 above so that on a net after tax basis Kerns shall be in the same position as if no taxable event had occurred upon such termination. For purposes of calculating the amount of the Gross-Up Payment, Kerns' effective tax rate for all taxes, including without limitation any federal and state income and employment taxes, shall be conclusively presumed to be 44.95%. Apropos shall not pay Kerns the Gross-Up Payment directly but shall instead remit the Gross-Up

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Payment to the Internal Revenue Service and state tax authorities in accordance with applicable tax withholding requirements.

3. In exchange for the benefits hereunder, Kerns hereby irrevocably assigns to the Company his rights to any and all "AMT Recoveries" (as defined and provided in the Promissory Note, determined without regard to any capital losses resulting from the sale of assets other than Apropos common stock) that he (or his successors) may realize in the future to the extent of the released payment obligation under this Loan Termination Agreement. Kerns agrees that (i) he shall promptly provide to Apropos or its designee copies of all future tax returns,
(ii) he shall use any available tax credits against taxes arising from payment of the AMT ("AMT Credits") against future tax obligations as soon as the AMT Credits are available for use and promptly notify Apropos in writing upon such use, with supporting detail and (iii) in the event that there is a change in the tax laws that results in the availability of a refund in connection with the AMT liability, then Kerns shall use his best efforts to obtain such refund and any related interest as soon as reasonably practicable (collectively, the "AMT Refund"). Kerns (or his successors) shall be deemed to have realized an AMT Recovery for purposes of this Loan Termination Agreement upon applying AMT Credits against future tax obligations or receiving an AMT Refund. Kerns shall remit to Apropos in cash any AMT Recoveries as soon as reasonably practicable.

4. The internal laws of the State of Illinois shall govern this Loan Termination Agreement.

     IN WITNESS WHEREOF, this Loan Termination Agreement has been executed as of the date first above written.

KEVIN G. KERNS                          APROPOS TECHNOLOGY, INC.


/s/ Kevin G. Kerns                       /s/ Keith Crandell
-----------------------                 ------------------------
                                        By: Keith Crandell
                                        Its: Director